Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FIRST-QUARTER 2008 RESULTS

•  Net Sales and Income Increase Year-over-Year
•  First-Quarter 2008 Net Income per Diluted Share Increases to $0.28, up 33% from 2007
•  Expects Full-Year Earnings of $0.75 to $0.85 per Diluted Share

WARREN, Ohio - May 2, 2008 - Stoneridge, Inc. (NYSE: SRI) today announced net sales of $203.1 million and net income of $6.5 million, or $0.28 per diluted share, for the first quarter ended March 31, 2008.

The improvement in first-quarter results was primarily attributable to new program sales, continuing strength in the European commercial market and a more favorable sales mix in the Company's North American electronics business. These improvements were accomplished despite a first-quarter production decline of approximately 26% in the medium- and heavy-duty truck market in North America.

Net sales increased $18.1 million, or 9.8 percent, to $203.1 million, compared with $185.0 million for the first quarter of 2007. The increase in net sales was primarily attributable to strong electronics sales in North America and Europe and the impact of foreign currency translation. The effect of foreign currency translation increased first-quarter net sales by approximately $3.8 million compared with the same period in 2007. The sales increase was partially offset by lower sales volume in the Company’s North American light vehicle and commercial vehicle markets.

Net income for the first quarter was $6.5 million, or $0.28 per diluted share, compared with net income of $4.9 million, or $0.21 per diluted share, in the first quarter of 2007. The increase in net income was due primarily to strong electronics sales in North America and increased joint venture earnings. These favorable impacts were partially offset by $2.5 million in costs related to the Company’s previously announced restructuring initiatives. In addition, the Company was subject to a higher effective tax rate in the 2008 first quarter which was primarily attributable to the restructuring costs associated with ceasing manufacturing operations at the Mitcheldean, UK facilities, which provided no tax benefit.

“We are encouraged by our first-quarter results given the difficult conditions in our North American markets and the magnitude of the restructuring initiatives under way,” said John C. Corey, president and chief executive officer. “We are particularly pleased that our end-market diversification strategy has helped offset the weak demand in the North American light vehicle and commercial vehicle markets.”

Net cash provided by operating activities for the quarter ended March 31, 2008 was $8.6 million, compared with net cash used of $(5.1) million for the quarter ended March 31, 2007. The increase of $13.7 million in cash provided by operating activities was primarily due to increased accounts payable balances in the current year.

Outlook

“In our January 31, 2008 fourth-quarter 2007 earnings release, we stated that we would not provide earnings guidance for 2008 at that time because of the previously announced IPO transaction filing in Brazil by the Company’s PST Eletrônica S.A. joint venture and the volatility and uncertainty in the capital and equity markets. Although we remain hopeful that PST can continue the IPO process this year, it is dependent on stabilization of the global equity markets. Therefore, at this time, we have decided to provide our initial outlook for the 2008 full year excluding any potential impact from an IPO transaction for our Brazilian joint venture,” Corey said.

-more-

"Based on the current industry outlook, our expectation is for full-year 2008 net income per diluted share to be in the range of $0.75 to $0.85, an increase from our earnings of $0.71 in 2007," Corey said. "This anticipated increase includes approximately $9 million to $13 million in restructuring-related expenses after the expected benefit from a facility sale. We expect our new product sales and our ongoing cost-reduction initiatives to more than offset these restructuring expenses as well as the expected volume declines in certain markets."

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2008 first-quarter results can be accessed at 11 a.m. Eastern time on Friday May 2, 2008, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2007 were approximately $727.0 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-244

-more-

STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)
	(unaudited)
	Three Months Ended March 31,
	2008	2007

Net Sales	$203,070	$185,028

Costs and Expenses:
Cost of goods sold	151,253	142,181
Selling, general and administrative	36,282	33,097
Restructuring charges	1,422	41

Operating Income	14,113	9,709

Interest expense, net	5,372	5,484
Equity in earnings of investees	(3,819)	(2,120)
Loss on early extinguishment of debt	499	-
Other loss, net	402	288

Income Before Income Taxes	11,659	6,057

Provision for income taxes	5,112	1,187

Net Income	$6,547	$4,870

Basic net income per share	$0.28	$0.21
Basic weighted average shares outstanding	23,286	22,990

Diluted net income per share	$0.28	$0.21
Diluted weighted average shares outstanding	23,647	23,403

-more-

STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$88,273	$95,924
Accounts receivable, less reserves of $5,495 and $4,736, respectively	136,983	122,288
Inventories, net	66,591	57,392
Prepaid expenses and other	19,662	15,926
Deferred income taxes	10,188	9,829
Total current assets	321,697	301,359

Long-Term Assets:
Property, plant and equipment, net	91,853	92,752
Other Assets:
Goodwill	65,720	65,176
Investments and other, net	43,173	39,454
Deferred income taxes	24,618	29,028
Total long-term assets	225,364	226,410
Total Assets	$547,061	$527,769

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$76,581	$69,373
Accrued expenses and other	58,023	47,198
Total current liabilities	134,604	116,571

Long-Term Liabilities:
Long-term debt	189,000	200,000
Deferred income taxes	2,951	2,665
Other liabilities	2,363	2,344
Total long-term liabilities	194,314	205,009

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 24,687 and 24,601
shares and outstanding 24,668 and 24,209 shares, respectively, with no stated value	-	-
Additional paid-in capital	154,898	154,173
Common Shares held in treasury, 19 and 373 shares, respectively, at cost	(9)	(383)
Retained earnings	44,919	38,372
Accumulated other comprehensive income	18,335	14,027
Total shareholders’ equity	218,143	206,189
Total Liabilities and Shareholders' Equity	$547,061	$527,769

-more-

STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(unaudited)
	Three Months Ended March 31,
	2008	2007
OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	8,623	(5,056)

INVESTING ACTIVITIES:
Capital expenditures	(5,513)	(6,807)
Proceeds from sale of property, plant and equipment	36	35
Business acquisitions and other	(1,061)	-
Net cash used for investing activities	(6,538)	(6,772)

FINANCING ACTIVITIES:
Repayments of long-term debt	(11,000)	-
Share-based compensation activity, net	42	355
Premiums related to early extinguishment of debt	(358)	-
Net cash (used for) provided by financing activities	(11,316)	355

Effect of exchange rate changes on cash and cash equivalents	1,580	(142)

Net change in cash and cash equivalents	(7,651)	(11,615)

Cash and cash equivalents at beginning of period	95,924	65,882

Cash and cash equivalents at end of period	$88,273	$54,267

-more-